Exhibit 99.1

Yum China Appoints Johnson Huang as its First Chief Customer Officer and

Warton Wang as General Manager of KFC, Yum China

Shanghai, China (April 18, 2022) – Yum China Holdings, Inc. (the “Company” or “Yum China”) (NYSE: YUMC and HKEX: 9987) today announced the appointment of Johnson Huang as its first Chief Customer Officer. The creation of this leadership position is part of the Company’s strategic initiatives to integrate customer centricity into the Company’s brand-driven culture. Warton Wang, currently the Company’s Chief Development Officer, will succeed Mr. Huang as General Manager, KFC. These appointments will be effective on May 1, 2022.

Mr. Huang, who currently serves as General Manager, KFC, joined the Company in 2006 and has held a variety of leadership roles. Under Mr. Huang’s leadership, KFC grew significantly and has been recognized as an innovative quick service restaurant brand in many dimensions. Previously, while serving as the Company’s Chief Information and Marketing Support Officer, Mr. Huang helped Yum China build an industry-leading IT function and a powerful digital infrastructure. In his new capacity, Mr. Huang will focus on building capabilities to better understand and serve customer needs as well as spearhead cross-functional initiatives, such as cross-brand customer loyalty programs. He will also oversee the Company’s emerging brands – Lavazza, COFFii & JOY and Taco Bell, and continue to report to Joey Wat, the Company’s Chief Executive Officer.

Warton Wang, currently the Company’s Chief Development Officer, will become the General Manager, KFC. Mr. Wang is a 24-year veteran with deep operations expertise, who first joined KFC in 1998 as an operations management trainee. He held various operations roles within KFC, including as Market Manager of Hangzhou KFC, the largest regional market of the KFC brand. Mr. Wang became the Regional Vice President, KFC Field Operations in 2015, and in that position he led various initiatives to improve KFC’s business operations and enhance restaurant efficiency. In 2020, Mr. Wang was appointed as the Company’s Chief Development Officer. He was instrumental for the innovation of the Company’s multiple store formats and growth strategy.

Ms. Wat commented, “Digital is a core growth enabler of Yum China to unlock tremendous opportunities. Johnson’s new leadership role will enable us to continuously strengthen our digital capabilities and elevate the customer experience. With his strong technology background and deep understanding of the organization, Johnson is most suited for this new role. Johnson’s proven track record of leading KFC in the past five years gives us confidence that he can transform our emerging brands into future growth engines for Yum China.”

Ms. Wat continued, “Warton is a home-grown leader with deep operations experience. He progressed his way up the operations career path into the leadership team. In his previous capacity, he demonstrated strong leadership, strategic thinking and the ability to turn opportunities into tangible results. He has led the innovation of store formats that accelerated store network expansion and improved new store payback. I am confident that Warton will catapult the brand to the next level of success. Warton will also be an inspiration for our young operations talent working on the frontlines.”

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company’s business strategy. We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts and by the use of forward-looking words such as “expect,” “expectation,” “believe,” “anticipate,” “may,” “could,” “intend,” “belief,” “plan,” “estimate,” “target,” “predict,” “project,” “likely,” “will,” “continue,” “should” or similar terminology. These statements are based on current estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable under the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties that are difficult to predict and could cause our actual results or events to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or assumptions will be achieved. The forward-looking statements included in this press release are only made as of the date of this press release, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. Numerous factors could cause our actual results or events to differ materially from those expressed or implied by forward-looking statements. In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any such forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You should consult our filings with the SEC (including the information set forth under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K) for additional detail about factors that could affect our financial and other results.

About Yum China Holdings, Inc.

Yum China Holdings, Inc. is a licensee of Yum! Brands in mainland China. It has exclusive rights in mainland China to KFC, China's leading quick-service restaurant brand, Pizza Hut, the leading casual dining restaurant brand in China, and Taco Bell, a California-based restaurant chain serving innovative Mexican-inspired food. Yum China also owns the Little Sheep, Huang Ji Huang, East Dawning and COFFii & JOY concepts outright. In addition, Yum China has partnered with Lavazza to explore and develop the Lavazza coffee shop concept in China. The Company had 12,163 restaurants in over 1,600 cities at the end of February 2022.

In 2021, Yum China ranked # 363 on the Fortune 500 list and was named to TIME100 Most Influential Companies list. Yum China has also been selected as member of both Dow Jones Sustainability Indices (DJSI): World Index and Emerging Market Index. In 2022, the Company was named to the Bloomberg Gender-Equality Index and was certified as a Top Employer 2022 in China by the Top Employers Institute, both for the fourth consecutive year. For more information, please visit http://ir.yumchina.com.

Investor Relations Contact:
Tel: +86 21 2407 7556 /+852 2267 5801 IR@YumChina.com

Media Contact:
Tel: +86 21 2407 7510 Media@YumChina.com